UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

March 28, 2012

WILSHIRE BANCORP, INC.

(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles,
California 90010

(Address of principal executive offices) (Zip Code)

(213) 387-3200

(Registrant’s telephone number, including area
code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 29, 2012, Wilshire Bancorp, Inc. (the “Company”) announced that it has agreed to repurchase 60,000 shares of its preferred stock from the United States Department of the Treasury (“Treasury”) in a public offering at a price of $943.51 per share, for an aggregate purchase price of $56,610,600.00, plus accrued interest.  The Company previously sold 62,158 shares of preferred stock (the “Preferred Shares”) to Treasury as part of the Capital Purchase Program under the Troubled Asset Relief Program.  The purchase is expected to close on April 3, 2012.  The remaining 2,158 Preferred Shares of the Company held by Treasury will be purchased by unrelated third-parties.

The public offering price and the allocation of the Preferred Shares were determined by a modified Dutch auction process (the “Auction”).  The public offering price of the Preferred Shares was equal to $943.51 per share.  The Company will not receive any proceeds from the Auction.

In connection with the Auction, the Company and its wholly owned subsidiary bank, Wilshire State Bank (the “Bank”) entered into an Underwriting Agreement, dated March 28, 2012, among Treasury, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and the other several Underwriters named in Schedule A thereto.

This Current Report on Form 8-K is being filed for the purpose of filing the attached documents as exhibits to the Registration Statement and such exhibits are hereby incorporated by reference into the Registration Statement.

ITEM 9.01                                    FINANCIAL STATEMENTS AND EXHIBITS

(d)                                 Exhibits

The following exhibits are being filed as part of this Current Report on Form 8-K:

1.1                               Underwriting Agreement for 62,158 Preferred Shares, dated March 28, 2012, among Wilshire Bancorp, Inc., Wilshire State Bank, the United States Department of the Treasury, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Sandler O’Neill & Partners, L.P. and the other several Underwriters named in Schedule A thereto.

4.1                               Specimen Stock Certificate for Preferred Shares.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: April 2, 2012	By:	/s/ Alex Ko
Alex Ko, Executive Vice President and Chief
Financial Officer

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